Exhibit 99.1

FOR IMMEDIATE RELEASE

Catherine Bessant joins Truist board of directors

CHARLOTTE, N.C., June 8, 2026—Truist Financial Corporation (NYSE: TFC) announced today that its board appointed Catherine Bessant to join as a director. Bessant will serve on the board’s risk committee.

“We’re delighted to welcome Cathy, with her deep experience in financial services and philanthropy to the Truist board of directors,” said Truist Chairman and CEO Bill Rogers. “Cathy’s impressive track record of purpose-driven leadership and successful digital, technology and operational transformation on a global scale will serve Truist, our teammates, clients and stakeholders well.”
Bessant, inducted into American Banker’s “Most Powerful Women in Banking” Hall of Fame in 2020 after multiple years ranked number one for industry influence and execution, most recently served as CEO of Foundation For The Carolinas, one of the largest community foundations in the U.S.
“I look forward to working alongside the Truist board to help advance the company’s strategic direction and purpose to inspire and build better lives and communities,” said Bessant. “I’m honored to join the board of such a great franchise in this exciting moment of industry transformation.”
Culminating a distinguished four-decade career at Bank of America, Bessant retired as vice chair, global strategy, and as a member of the company’s executive management team. Prior to that, she was chief operations and technology officer, where she led the company’s business continuity and information security strategies and policies. Earlier in her career, Bessant held numerous senior leadership roles, including president, global corporate banking; president, global product solutions and global treasury services; chief marketing officer; president, consumer real estate and community development banking; national small business segment executive; and president of the Florida market.
Bessant serves on the board of directors of Zurich Insurance Group and is on the advisory board for—and a graduate of—the University of Michigan Ross School of Business. She’s also the immediate past chair of the USA Field Hockey board of directors. Locally in the Queen City, she formerly chaired the North Tryon Vision Plan Advisory Committee and served as co-chair of the Charlotte-Mecklenburg Housing & Homelessness Strategy.

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About Truist
Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Headquartered in Charlotte, North Carolina, Truist has leading market share in many of the high-growth markets in the U.S. and offers a wide range of products and services through wholesale and consumer businesses, including consumer and small business banking, commercial and corporate banking, investment banking and capital markets, wealth management, payments, and specialized lending businesses. Truist is a top-10 commercial bank with total assets of $549 billion as of March 31, 2026. Truist Bank, Member FDIC. Equal Housing Lender. Learn more at Truist.com.

For further information:

Investor Relations:	Media Relations:
Brad Milsaps	Kyle Tarrance
Investors@truist.com	media@truist.com